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                                                                     EXHIBIT 4.1


                         FIRST SUPPLEMENTAL INDENTURE

                         DATED AS OF DECEMBER 12, 1996

                                     AMONG

                             HALLIBURTON COMPANY,

                             HALLIBURTON HOLD CO.

                                      and

                   TEXAS COMMERCE BANK NATIONAL ASSOCIATION

                                  as Trustee



(First Senior Indenture)
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     This First Supplemental Indenture dated as of December 12, 1996 is among
Halliburton Company, a Delaware corporation (the "Issuer"), Halliburton Hold Co., a Delaware corporation ("Holding Company"), and Texas Commerce Bank National Association, a national banking association, as Trustee, and supplements, amends and modifies that certain Senior Indenture dated as of January 2, 1991 between the Issuer and the Trustee (the "First Senior Indenture"):

                                   RECITALS:

     The Issuer, the Holding Company and Halliburton Merge Co., a Delaware corporation and an indirect, wholly owned subsidiary of the Issuer ("Mergeco"), have executed and delivered an Agreement and Plan of Reorganization dated as of December 11, 1996 pursuant to which Mergeco will be merged with and into the Issuer (the "Merger"), which will be the corporation surviving the Merger, and the outstanding capital stock of the Issuer will be converted into capital stock of the Holding Company.

     To effect the Reorganization, the Issuer has incorporated the Holding Company as a new first-tier subsidiary corporation, which in turn has incorporated Halliburton Delaware, Inc., a Delaware corporation ("Newco"), as a new second-tier subsidiary, which in turn has incorporated Mergeco as a new third-tier subsidiary corporation.

     As a result of effectuation of the Merger, the Holding Company will become a holding company and the Issuer will become an indirect wholly-owned subsidiary of the Holding Company.

     The Merger will be effected pursuant to Section 251(g) of the General Corporation Law of the State of Delaware ("DGCL"), which permits effectuation of such a merger without a vote of stockholders of either constituent corporation.

     Pursuant to the Merger, the corporate name of the Issuer will be changed to "Halliburton Energy Services, Inc." and, immediately thereafter, the corporate name of the Holding Company will be changed to "Halliburton
Company".

     The Issuer has outstanding certain indebtedness issued pursuant to the First Senior Indenture and the Holding Company and the Issuer intend that the Holding Company will, as a primary obligor, assume the obligations of the Issuer with respect to such indebtedness and with respect to the First Senior Indenture and that the Issuer will remain obligated as a primary obligor with respect to such indebtedness and, except as hereinafter set forth, with respect to the First Senior Indenture to the extent that it relates to such indebtedness.

     NOW, THEREFORE, in consideration of the premises, the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:
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                                   ARTICLE I

     Section 1.1 Definitions. Capitalized terms used but not defined herein are defined in the First Senior Indenture and are used herein with the meanings ascribed to them therein.

     Section 1.2 Debentures. The Holding Company shall, effective as of the effective time of the Merger under the DGCL (the "Effective Time"), assume, and shall thereafter timely pay, perform and discharge, each and every obligation of the Issuer under and with respect to those certain 8.75% Debentures due February 15, 2021 (the "Debentures") issued by the Issuer in an aggregate principal amount of $200,000,000 pursuant to the First Senior Indenture. Notwithstanding such assumption, the Issuer will remain obligated as a primary obligor with respect to the payment, performance and discharge of such Debentures.

     Section 1.3 First Senior Indenture. The Holding Company shall, effective as of the Effective Time, assume, and shall thereafter timely pay, perform and discharge, each and every obligation of the Issuer under and with respect to the First Senior Indenture, including without limitation those certain covenants contained in Sections 3.6, 3.7 and 3.8 of the First Senior Indenture (the "Special Covenants"). In this regard, the Special Covenants shall be interpreted, from and after the Effective Time, (i) to apply to the Holding Company, as the "Issuer" thereunder, and to the Issuer, as a "Restricted Subsidiary" thereunder, and (ii) not to apply to the Issuer, as the "Issuer" thereunder. From and after the Effective Time, the Issuer shall have no obligation to pay, perform or discharge any indebtedness thereafter issued under the First Senior Indenture, all such obligations being solely those of the Holding Company.

                                  ARTICLE II

     Section 2.1 Effectiveness. Although this First Supplemental Indenture may be executed and delivered by the parties hereto prior thereto, the provisions hereof shall not become effective unless and until the Merger becomes effective under the DGCL and, under such circumstances, shall become effective concurrently with the Effective Time of such Merger. From and after the Effective Time, the First Senior Indenture, as hereby supplemented, amended and modified, shall remain in full force and effect.

     Section 2.2 References. Each reference in the First Senior Indenture or this First Supplemental Indenture to any article, section, term or provision of the First Senior Indenture shall mean and be deemed to refer to such article, section, term or provision of the First Senior Indenture, as modified by this First Supplemental Indenture, except where the context otherwise indicates.

     Section 2.3 Benefit. All the covenants, provisions, stipulations and agreements contained in this First Supplemental Indenture are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns, and of the holders and registered owners from time to time of the Debentures and any other Securities issued and outstanding from time to time under the First Senior Indenture, as hereby amended and supplemented.
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     Section 2.4    Counterparts. This First Supplemental Indenture may be
executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to be a single instrument.

     Section 2.5 Governing Law. This First Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state without regard to principles of conflicts of laws, except as may otherwise required by mandatory provisions of law.

     Section 2.6 Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     IN WITNESS WHEREOF, the said Halliburton Company, Halliburton Hold Co. and Texas Commerce Bank National Association have each caused this First Supplemental Indenture to be executed in its corporate name by the officer whose name is subscribed below, thereunto duly authorized, and its corporate seal to be hereunto affixed and, in the cases of Halliburton Company and Halliburton Hold Co., attested by its Secretary or Assistant Secretary, all as of the day and year first above written.

                                    HALLIBURTON COMPANY


                                    By  /s/ Lester L. Coleman
Attest:                             Name:  Lester L. Coleman
                                    Title: Executive Vice President

By  /s/ Susan S. Keith
Name:  Susan S. Keith
Title: Vice President and
        Secretary

                                    HALLIBURTON HOLD CO.


                                    By  /s/ Robert M. Kennedy
Attest:                             Name:  Robert M. Kennedy
                                    Title: Vice President

By  /s/ Susan S. Keith
Name:  Susan S. Keith
Title: Secretary

                                    TEXAS COMMERCE BANK
                                         NATIONAL ASSOCIATION


                                    By  /s/ Terry L. Stewart
                                    Name:  Terry L. Stewart
                                    Title: Assistant Vice President